Exhibit 99.1

NEWS RELEASE

Threshold Pharmaceuticals Reports Fourth Quarter and Year End 2014 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – March 3, 2015 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the fourth quarter and year ended December 31, 2014. Revenue for the fourth quarter and year ended December 31, 2014 was $3.7 million and $14.7 million, respectively. Net loss for the fourth quarter ended December 31, 2014 was $6.0 million, which included the operating loss of $7.6 million and non-cash income of $1.6 million related to changes in the fair value of the Company’s outstanding and exercised warrants that was classified as other income (expense). Net loss for the year ended December 31, 2014 was $21.6 million, which included the operating loss of $31.3 million and non-cash income of $9.3 million related to changes in the fair value of the Company’s outstanding and exercised warrants. As of December 31, 2014, Threshold had $58.6 million in cash, cash equivalents and marketable securities, with no debt outstanding. In February 2015, the Company completed an underwritten offering of Threshold common stock and warrants. Net proceeds from the offering are expected to be approximately $28.2 million.

“We expect 2015 to be a key year for Threshold,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “Based on current projections, we expect that the number of protocol-specified events for the pivotal Phase 3 trials of evofosfamide in patients with advanced soft tissue sarcoma as well as in patients with advanced pancreatic cancer (MAESTRO) may be reached in the second half of 2015 with the results of the primary efficacy analysis for both trials to be available shortly thereafter. Our top priorities are to continue to efficiently execute the clinical studies to allow for timely data analyses and to prepare for the potential submission of marketing applications, assuming the data from the trials are supportive. In parallel, we continue to maintain focus on the Phase 2 trial of evofosfamide designed to support registration for the treatment of patients with advanced non-squamous non-small cell lung cancer as well as on multiple other earlier-stage trials in various types of solid tumors and hematological malignancies. Our recently completed financing has strengthened our cash position and should provide adequate funding to initiate our planned proof-of-concept Phase 2 trial of TH-4000, our hypoxia-activated epidermal growth factor receptor tyrosine kinase inhibitor (EGFR-TKI), in patients with EGFR-positive, T790M-negative non-small cell lung cancer in the first half of 2015.”

Fourth Quarter and Year End 2014 Financial and Operational Results

Revenue for the fourth quarter and year ended December 31, 2014 was $3.7 million and $14.7 million, respectively, compared to $3.2 million and $12.5 million for the same periods in 2013, respectively. Revenue for the years ended December 31, 2014 and December 31, 2013, related to the amortization of the aggregate of $110 million in upfront and milestone payments earned in 2013 and 2012 from our collaboration with Merck KGaA, Darmstadt, Germany. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone are earned or received.

The net loss for the fourth quarter of 2014 was $6.0 million compared to a net loss of $7.6 million for the fourth quarter of 2013. Included in the net loss for the fourth quarter of 2014 was an operating loss of $7.6 million and non-cash income of $1.6 million compared to an operating loss of $7.8 million and non-cash income of $0.2 million in the fourth quarter of 2013. The net loss for 2014 was $21.6 million compared to a net loss of $28.4 million in 2013. Included in the net loss for 2014 was an operating loss of $31.3 million and non-cash income of $9.3 million compared to an operating loss of $26.0 million and non-cash expense of $2.3 million in 2013. The non-cash income or expense is related to changes in the fair value of the Company’s outstanding and exercised warrants that was classified as other income (expense).

Research and development expenses were $8.6 million for the fourth quarter ended December 31, 2014, compared to $8.5 million for the same period in 2013. The increase in research and development expenses, net of reimbursement for Merck KGaA, Darmstadt, Germany’s 70% share of total development expenses for evofosfamide (previously known as TH-302), was due primarily to a $0.6 million increase in employee related expenses, including a $0.2 million increase in non-cash stock-based compensation expense, partially offset by a $0.5 million decrease in consulting expenses and clinical development expenses. Research and development expenses were $35.8 million for 2014, compared to $29.3 million in 2013. The increase in research and development expenses, net of reimbursement for Merck KGaA, Darmstadt, Germany’s 70% share of total development expenses for evofosfamide, was due primarily to a $3.7 million increase in clinical development expenses, a $0.2 million increase in consulting expenses and an increase of $2.6 million in employee related expenses, including a $0.6 million increase in non-cash stock-based compensation expense.

NEWS RELEASE

General and administrative expenses were $2.6 million for the fourth quarter of 2014 versus $2.5 million for the fourth quarter of 2013. The increase in general and administrative expenses was due primarily to an increase in consulting expenses. General and administrative expenses were $10.1 million for 2014 versus $9.2 million for 2013. The increase in general and administrative expenses was due primarily to a $0.8 million increase in consulting expenses and a $0.1 million in employee-related expenses.

Non-cash stock-based compensation expense included in total operating expenses was $1.6 million for the fourth quarter of 2014 versus $1.4 million for the fourth quarter of 2013. Non-cash stock-based compensation expense included in total operating expenses was $5.5 million for 2014 versus $4.9 million for 2013. The increase in stock-based compensation expense was due to the amortization of a greater number of options with higher fair values.

As of December 31, 2014 and 2013, Threshold had $58.6 million and $82.0 million in cash, cash equivalents and marketable securities, respectively. The net decrease of $23.4 million in cash, cash equivalents and marketable securities during 2014 is primarily due to the Company's operating cash requirements for 2014, partially offset by the $12.5 million in a milestone payment received from Threshold's collaboration with Merck KGaA, Darmstadt, Germany and $5.5 million in cash proceeds from the exercise of warrants and the exercise of stock options and purchase rights related to our stock-based equity incentive plans.

Clinical Development Outlook for Company- and Merck KGaA, Darmstadt, Germany-Sponsored Trials of Evofosfamide

The development plan for evofosfamide is designed to investigate its safety and efficacy across a broad range of solid tumors and hematologic malignancies. Evofosfamide is being developed in therapeutic areas supported by preclinical and clinical data and where there is high unmet need for new anti-cancer agents. To date, evofosfamide has been evaluated in more than 1,500 patients with cancer. Threshold anticipates the following development activities related to Company- and Merck KGaA, Darmstadt, Germany-sponsored clinical trials for evofosfamide in 2015:

•	Continue to efficiently execute the two Phase 3 clinical trials of evofosfamide to allow for timely data analyses and to prepare for the potential submission of marketing applications, assuming the data from the trials are supportive;
•	Continue to enroll the Phase 2 clinical trial of evofosfamide designed to support registration for the treatment of patients with non-squamous non-small cell lung cancer;
•	Complete enrollment in the Phase 2 clinical trial of evofosfamide in combination with bortezomib (Velcade®) and low-dose dexamethasone in patients with relapsed or refractory multiple myeloma; and
•	Continue to enroll patients in the Company’s Phase 2 biomarker trial in patients with advanced melanoma.

About Evofosfamide (previously known as TH-302)

Evofosfamide, an investigational hypoxia-activated prodrug, is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

Evofosfamide is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with locally advanced unresectable or metastatic soft tissue sarcoma (STS), and the other in combination with gemcitabine versus gemcitabine and placebo in patients with locally advanced unresectable or metastatic pancreatic cancer (the MAESTRO trial). Both Phase 3 trials are being conducted under Special Protocol Assessment (SPA) agreements with the FDA. The FDA and the European Commission have granted evofosfamide Orphan Drug Designation for the treatment of STS and pancreatic cancer. Evofosfamide is also being investigated in a Phase 2 trial designed to support registration for the treatment of non-squamous non-small cell lung cancer, and in earlier-stage clinical trials of other solid tumors and hematological malignancies.

NEWS RELEASE

Threshold has a global license and co-development agreement for evofosfamide with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About TH-4000

In September 2014, Threshold licensed exclusive worldwide rights to a development program based on TH-4000 (formerly referred to as PR610 or Hypoxin™) from the University of Auckland. TH-4000 is a hypoxia-activated epidermal growth factor receptor, or EGFR, tyrosine-kinase inhibitor (TKI). TH-4000 is designed to selectively release a potent, irreversible EGFR-TKI in hypoxic tumors. Preclinical and Phase 1 clinical data suggest that plasma concentrations of TH-4000 that are active in EGFR-dependent tumor xenograft models in mice could be attained in patients with an acceptable therapeutic index. Threshold expects to initiate a Phase 2 proof-of-concept study in a subset of molecularly-defined non-small cell lung cancer patients whom Threshold believes may be responsive to TH-4000 in the first half of 2015.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including all statements regarding anticipated development activities and clinical development outlook related to company- and Merck KGaA, Darmstadt, Germany-sponsored clinical trials for evofosfamide, including anticipated enrollment events related to, and the planned conduct of primary efficacy analyses of, ongoing evofosfamide clinical trials, and the timing thereof; the expected efficient execution of and the anticipated timing of protocol specified events and the availability of the results of the primary efficacy analyses from the evofosfamide Phase 3 STS clinical trial and the MAESTRO trial; the potential submission of marketing applications for evofosfamide; the planned initiation of a Phase 2 proof-of-concept study of TH-4000 and the timing thereof; potential development opportunities for evofosfamide, including the potential of Threshold’s ongoing evofosfamide Phase 2 clinical trial to support registration for the treatment of patients with non-squamous non-small cell lung cancer; the potential therapeutic uses and benefits of evofosfamide to treat patients with STS, advanced pancreatic cancer, non-squamous non-small cell lung cancer and other cancers; and the therapeutic potential of TH-4000. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold and Merck KGaA, Darmstadt, Germany, to enroll or complete evofosfamide clinical trials, including the ability of Threshold and Merck KGaA, Darmstadt, Germany, to complete the ongoing Phase 3 clinical trials of evofosfamide in the expected timeframe or at all; the risk that because the timing of the availability of top-line data from the ongoing Phase 3 clinical trials of evofosfamide is driven by the number of events in each trial, which neither Threshold nor Merck KGaA, Darmstadt, Germany, controls, Threshold cannot predict with certainty when the top-line data from either Phase 3 clinical trial will be available; Threshold's dependence on its collaborative relationship with Merck KGaA, Darmstadt, Germany, including its dependence on decisions by Merck KGaA, Darmstadt, Germany, regarding the amount and timing of resource expenditures for the development of evofosfamide and the risk of potential disagreements with Merck KGaA, Darmstadt, Germany, regarding the commencement of additional clinical trials or milestone payments; the difficulty and uncertainty of pharmaceutical product development, including the time and expense required to conduct clinical trials and analyze data, and the uncertainty of clinical success and regulatory approval; the risk that later trials may not confirm the results of earlier trials; the risks that the design of, or data collected from, the ongoing Phase 3 clinical trials of evofosfamide may be inadequate to demonstrate safety and efficacy, or otherwise may be insufficient to support any marketing authorization submissions and/or regulatory approvals, and that despite the potential benefits of the SPA agreements with the FDA, significant uncertainty remains regarding the regulatory approval process for evofosfamide and that evofosfamide may not receive any marketing approvals in a timely manner or at all; issues arising in the regulatory process and the results of such clinical trials (including product safety issues and efficacy results); dependence of Threshold and Merck KGaA, Darmstadt, Germany, on single source suppliers, including the risk that these single source suppliers may be unable to meet clinical supply demands for evofosfamide and/or TH-4000 which could significantly delay the development of evofosfamide and/or TH-4000; the risks that Threshold’s evaluation of TH-4000 is at an early stage and it is possible that TH-4000 may not be found to be safe or effective in the planned Phase 2 proof-of-concept study of TH-4000 or in any other studies of TH-4000 that Threshold may conduct, and that Threshold may otherwise fail to realize the anticipated benefits of its licensing of this product candidate; and Threshold’s need for and the availability of resources to develop evofosfamide and TH-4000 and to support Threshold’s operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 4, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors". We undertake no duty to update any forward-looking statement made in this news release.

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

NEWS RELEASE

THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue	$3,681	$3,212	$14,722	$12,495

Operating expenses
Research and development	8,609	8,533	35,832	29,334
General and administrative	2,623	2,453	10,141	9,185
Total Operating Expenses	11,232	10,986	45,973	38,519

Loss from operations	(7,551)	(7,774)	(31,251)	(26,024)

Interest income (expense), net	24	32	121	136
Other income (expense) (1)	1,563	234	9,344	(2,325)
Income (loss) before provision for taxes	(5,964)	(7,508)	(21,786)	(28,213)

Provision for income taxes	-	81	(202)	202
Net income (loss)	$(5,964)	$(7,589)	$(21,584)	$(28,415)

Net income (loss) per common share
Basic	$(0.09)	$(0.13)	$(0.36)	$(0.49)
Diluted	$(0.12)	$(0.13)	$(0.49)	$(0.49)

Weighted-average shares used in per common
share calculation:
Basic	62,814	59,226	60,335	57,832
Diluted	63,544	59,226	63,386	57,832

(1) Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

NEWS RELEASE

THRESHOLD PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2014	2013
	(unaudited)	(1)
Assets

Cash, cash equivalents and
marketable securities	$58,600	$82,033
Collaboration Receivable	7,248	18,094
Prepaid expenses and other current assets	832	2,246
Property and equipment, net	557	686
Other assets	1,159	1,059
Total assets	$68,396	$104,118

Liabilities and stockholders' equity

Total current liabilities (2)	$25,974	$27,016
Deferred Revenue	62,194	76,916
Long-term liabilities (3)	4,204	23,661
Stockholders' equity (deficit)	(23,976)	(23,475)
Total liabilities and stockholders' equity (deficit)	$68,396	$104,118

(1)	Derived from audited financial statements
(2)	Amount includes current portion of deferred revenue of $14.7 million and $14.7 million as of December 31, 2014 and 2013, respectively.
(3)	Includes as of December 31, 2014 and 2013, $4.0 million and $23.4 million of warrant liability, respectively.

Page 5 of 5